Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2018 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

Book Value per Share Increased to $7.53 as of December 31, 2018

Announced in Q1 2019 potential sale of three of PIH’s subsidiaries to FedNat

Tampa, FL – March 20, 2019 – 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to customers in Louisiana, Texas and Florida through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its fourth quarter and fiscal year ended December 31, 2018.

Fourth Quarter 2018 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

●	Book value per share of $7.53 at December 31, 2018 versus $7.37 at September 30, 2018.

●	Gross premiums written of $25.6 million, up 7.1% from $23.9 million.

●	Net premiums earned increased 47.1% to $15.0 million from $10.2 million.

●	Pre-tax income of $0.3 million as compared to $3.0 million.

●	Net income was approximately $0.8 million, or $0.08 per diluted share, compared to net income of $1.4 million, or $0.23 per diluted share, as the net loss ratio rose 30.5% compared with the prior year period.

2018 Full-Year Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year period)

●	Book value per share of $7.53 at December 31, 2018 versus $7.82 at December 31, 2017.

●	Gross premiums written were $96.2 million, a 32.3% increase from $72.7 million.

●	Net premiums earned were $54.4 million, a 54.4% increase from $35.2 million.

●	Net income was $0.8 million for the full year 2018 compared with $0.3 million a year ago. On a fully diluted per share basis, 2018 net income was $(0.05) compared to $0.05 in the prior year.

●	Direct and assumed policy count at December 31, 2018 increased to approximately 68,800, up approximately 35.7% from approximately 50,700 at December 31, 2017.

Operating Review

	(Unaudited)			(Audited)
($ and share amounts in	Three Months Ended			Year Ended
thousands)	December 31,			December 31,
	2018	2017	Change	2018	2017	Change

Gross premiums written	$25,566	$23,862	7.1%	$96,150	$72,679	32.3%
Ceded premiums written	$8,739	$6,157	41.9%	$32,280	$22,583	42.9%
Gross premiums earned	$23,124	$16,508	40.1%	$83,766	$58,977	42.0%
Ceded premiums earned	$8,168	$6,338	28.9%	$29,409	$23,775	23.7%
Net premiums earned	$14,956	$10,170	47.1%	$54,357	$35,202	54.4%

Total revenues	$15,979	$11,154	43.3%	$58,220	$38,148	52.6%

Gross losses and loss adjustment expenses	$10,077	$6,355	58.6%	$39,065	$46,589	(16.1)%
Ceded losses and loss adjustment expenses	$2,438	$4,264	(42.8)%	$11,652	$30,689	(62.0)%
Net losses and loss adjustment expenses	$7,639	$2,091	265.3%	$27,413	$15,900	72.4%

Amortization of deferred policy acquisition costs	$4,472	$3,213	39.2%	$15,313	$11,080	38.2%
General and administrative expenses	$3,558	$2,769	28.5%	$13,563	$9,304	45.8%
Total expenses	$15,669	$8,169	91.8%	$57,934	$36,656	58.0%

Income before tax expense	$310	$2,985	(89.6)%	$286	$1,492	(80.8)%
Net income	$832	$1,390	(40.1)%	$804	$294	173.5%
Weighted average diluted shares outstanding	6,265	6,005	4.3%	6,180	5,970	3.5%

Ratios to Gross Premiums Earned:(1)
Ceded ratio	24.8%	12.6%	12.2 pts	21.2%	(11.7)%	32.9 pts
Gross loss ratio	43.6%	38.5%	5.1 pts	46.6%	79.0%	(32.4) pts
DPAC ratio	19.3%	19.5%	(0.2) pts	18.3%	18.8%	(0.5) pts
G&A ratio	15.4%	16.8%	(1.4) pts	16.2%	15.8%	0.4 pts
Combined gross ratio	103.1%	87.4%	15.7 pts	102.3%	101.9%	0.4 pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	51.1%	20.6%	30.5 pts	50.4%	45.2%	5.2 pts
Net expense ratio	53.7%	59.8%	(6.1) pts	56.1%	59.0%	(2.9) pts
Net combined ratio	104.8%	80.4%	24.4 pts	106.5%	104.2%	2.3 pts

(1) See “Definitions of Non-U.S. GAAP Financial Measures” Section.

Quarterly Financial Review

Premiums

Gross premiums written grew 7.1% to $25.6 million for the quarter ended December 31, 2018, versus $23.9 million in the prior year quarter. The Company saw growth in many of its markets, and continued its participation in the Florida Citizens’ depopulation programs in December, which resulted in over 3,900 new policies for the Company. Gross premiums earned increased 40.1% to $23.1 million for the quarter ended December 31, 2018 compared with $16.5 million for the quarter ended December 31, 2017. As of December 31, 2018, approximately 75% of the Company’s approximately 68,800 direct and assumed policies were from voluntary policies obtained from the Company’s independent agent network. An additional 25% of the policy total consisted of take-out policies from Louisiana Citizens Property Insurance Company (“CPIC”), Florida Citizens’ and the Texas Windstorm Insurance Association (“TWIA”).

Net premiums earned increased 47.1% to $15.0 million for the quarter ended December 31, 2018 compared with $10.2 million for the quarter ended December 31, 2017.

Losses and Loss Adjustment Expenses

The gross loss ratio for the quarter ended December 31, 2018 was 43.6% compared to 38.5% for the quarter ended December 31, 2017. The net loss ratio for the quarter ended December 31, 2018 was 51.1% compared to 20.6% for the quarter ended December 31, 2017. Gross and net loss ratios for the fourth quarter of 2018 were negatively impacted by current quarter weather losses from Hurricane Michael of $0.7 million and tornadoes in Louisiana and Texas of $1.0 million and we experienced development of approximately $1.5 million related to Hurricane Harvey on a gross basis ($0 development on a net basis) during the fourth quarter 2018. Additionally, we experienced loss development from the second quarter 2018, Dallas hail storm, which impacted the quarter $0.6 million on a both gross and net basis. Our gross loss ratio, which consists of losses from non-weather related claims as well as weather related claims, increased to 43.6% for the quarter ended December 31, 2018, from 38.5% for the quarter ended December 31, 2017.

The following table reflects the four major components to our net loss ratio that we use to analyze the Company’s loss experience for the quarters ended December 31, 2018 and 2017.

($ amounts in thousands)	Quarter ended December 31,
	2018		2017
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Weather-Related Non-Catastrophe Losses	$3,291	22.0%	$798	7.8%
Catastrophe Losses(1)	646	4.3%	0	0.0%
Subtotal Weather	3,937	26.3%	798	7.8%
Non-Weather Related	3,788	25.4%	1,359	13.4%
Total Current Loss Year	7,725	51.7%	2,157	21.2%
Prior Period Development (Redundancy)(2)	(86)	(0.6)%	(66)	(0.6)%
Total	$7,639	51.1%	$2,091	20.6%

(1)	Property Claims Services (PCS) defines a catastrophic event as an event where the insurance industry is estimated to incur over $25,000 of insured property damage that also impacts a significant number of insureds. For purposes of the above table, we have defined a Catastrophe as a PCS event where our estimated cost exceeds $2,500.

(2)	Prior Period Development is the amount of ultimate actual loss settlement value which is more than the estimated reserves recorded for a particular liability or loss, while redundancy represents the ultimate actual loss settlement value which is less than the estimated and determined reserves recorded for a particular liability or loss.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the fourth quarter of 2018 was $4.5 million, a $1.3 million increase over $3.2 million in the fourth quarter of 2017. As a percentage of gross premiums earned, this expense declined 20 basis points to 19.3% for the fourth quarter of 2018, compared to 19.5% for the fourth quarter of 2017.

General and Administrative Expenses

General and administrative expenses for the fourth quarter of 2018 were $3.6 million versus $2.8 million in the fourth quarter of 2017, which increased as a result of employee expenditures, outside professional service expenses, and expenditures for underwriting surveys and reports, all of which were incurred in conjunction with our premium growth. General and administrative expenses as a percentage of gross premiums earned decreased to 15.4% for the fourth quarter of 2018 compared to 16.8% for the prior year period.

Net Income

In the fourth quarter of 2018, the Company reported net income of $0.8 million, compared to net income of $1.4 million in the prior year period. The Company reported net income of $0.08 per diluted share during the fourth quarter of 2018, based on approximately 6.26 million weighted average shares outstanding, compared to a net income of $0.23 per diluted share during the prior year period, based on approximately 6.0 million weighted average shares outstanding. Fourth quarter 2017 net income was negatively impacted by a tax charge of $0.5 million related to the revaluation of the Company’s deferred tax assets resulting from the enactment of the Tax Cuts and Jobs Act on December 22, 2017. Pre-tax income was $0.3 million in Q4 2018, versus $3.0 million in the prior year quarter.

Balance Sheet / Investment Portfolio Highlights

As of December 31, 2018, the Company held cash, cash equivalents and investments with a carrying value of approximately $114.2 million, up significantly from $78.8 million as of December 31, 2017. As of December 31, 2018, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers, including short-term investments, comprised 92% of the investment portfolio.

Yearly Financial Review

Premiums

Gross premiums written increased 32.3% to $96.2 million for the year ended December 31, 2018 compared with $72.7 million for the year ended December 31, 2017. The year over year increase was due primarily to an increase in the number of policies written, with the Company experiencing policy growth in two of three states. While growth was particularly robust in Texas, with gross premiums written surging to $36.9 million in 2018 versus $17.7 million in 2017, we anticipate future growth north of Interstate 20 to be from rate and not policy growth. Gross premiums written in the State of Florida grew from $5.7 million for 2017 to $11.3 million for 2018. Gross premiums earned increased 42.0% to $83.8 million for the year ended December 31, 2018 compared to $59.0 million for the year ended December 31, 2017. Net premiums earned increased 54.4% to $54.4 million for the year ended December 31, 2018 compared with $35.2 million for the year ended December 31, 2017.

Losses and Adjustment Expenses

The gross loss ratio for the year ended December 31, 2018 was 46.6%, a decrease of 32.4 percentage points from the prior year period ratio of 79.0%. Catastrophe weather losses, defined as being those losses where our gross incurred losses are $2.5 million or more, were the primary driver of this decrease. Cats were $11.7 million or 14.0% of gross loss ratio in 2018 as compared to $27.0 million or 45.8% of gross loss ratio in 2017. The net loss ratio increased by 5.2 percentage points to 50.4% for the year ended December 31, 2018 compared to 45.2% for the year ended December 31, 2017. During 2018, non-weather losses accounted for a net loss ratio of 24.6%, versus 22.3% in the prior year. We also experienced prior period redundancy of $(2.0) million, or (3.7%), in 2018, compared with $(2.2) million, or (6.2%) in 2017. On a net basis, both cat and non-cat weather losses were flat when comparing net loss ratios between years.

The following table reflects the four major components to our net loss ratio that we use to analyze the Company’s loss experience for the years ended December 31, 2018 and 2017.

($ amounts in thousands)	Year ended December 31,
	2018		2017
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Weather-Related Non-Catastrophe Losses	$8,608	15.8%	$5,251	14.9%
Catastrophe Losses(1)	7,446	13.7%	5,000	14.2%
Subtotal Weather	16,054	29.5%	10,251	29.1%
Non-Weather Related	13,367	24.6%	7,858	22.3%
Total Current Loss Year	29,421	54.1%	18,109	51.4%
Prior Period Development (Redundancy)(2)	(2,008)	(3.7)%	(2,209)	(6.2)%
Total	$27,413	50.4%	$15,900	45.2%

(1)	Property Claims Services (PCS) defines a catastrophic event as an event where the insurance industry is estimated to incur over $25,000 of insured property damage that also impacts a significant number of insureds. For purposes of the above table, we have defined a Catastrophe as a PCS event where our estimated cost exceeds $2,500.

(2)	Prior Period Development is the amount of ultimate actual loss settlement value which is more than the estimated reserves recorded for a particular liability or loss, while redundancy represents the ultimate actual loss settlement value which is less than the estimated and determined reserves recorded for a particular liability or loss.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the year ended December 31, 2018 was $15.3 million, a $4.2 million increase from $11.1 million for the year ended December 31, 2017. Expressed as a percentage of gross premiums earned, amortization costs declined 50 basis points to 18.3% from 18.8% due primarily to the depopulation of policies from Florida Citizens. Florida Citizens does not charge a commission on the depopulation of policies.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2018 were $13.6 million versus $9.3 million for the year ended December 31, 2017. Expressed as a percentage of gross premium earned, general and administrative expenses were 16.2% and 15.8%, respectively. The largest driver in the increase in general and administrative expense were personnel costs associated with an increase in the number of our employees due to our growth in Texas and expansion into Florida, as well as fees associated with preparing surveys and underwriting reports on the properties that we insure or potentially insure. Additionally, we have restructured our CAT XOL reinsurance treaty effective June 1, 2018 such that the costs of brokerage paid to place the treaties are charged to general and administrative expense, rather than being treated as premium ceded, as in past treaty years. This has resulted in an additional $0.6 million in general and administrative expense when comparing year-over-year, or 0.7% of gross premium earned for the year ended December 31, 2018.

Net Income

For the year ended December 31, 2018, the Company reported net income of $0.8 million, which equates to a loss of $0.05 per share after including dividend payments made to holders of the Company’s Series A Preferred Shares, compared to $0.3 million, or $0.05 per share, reported in the prior year.

Subsequent Activity

As previously announced on February 25, 2019, the Company, together with three of its wholly-owned subsidiaries, Maison, Maison Managers Inc. (“MMI”) and ClaimCor, LLC (“ClaimCor”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with FedNat Holding Company, a Florida corporation (“Purchaser”), providing for the sale of all of the issued and outstanding equity of Maison, MMI and ClaimCor to Purchaser, on the terms and subject to the conditions set forth in the Purchase Agreement (the “Asset Sale”). As consideration for the sale of Maison, MMI and ClaimCor, Purchaser has agreed to pay the Company $51.0 million, consisting of $25.5 million in cash (the “Cash Consideration”) and $25.5 million in Purchaser’s common stock (the “Equity Consideration”) to be issued to the Company. In addition, upon closing of the Asset Sale (the “Closing”), up to $18.0 million of outstanding surplus note obligations payable by Maison to the Company, plus all accrued but unpaid interest, will be repaid to the Company.

The Purchase Agreement contains customary representations, warranties and covenants of the parties, including covenants concerning the conduct of business by Maison, MMI and ClaimCor prior to Closing. The Company is permitted to solicit superior offers to acquire its insurance businesses, pursuant to the terms of the Agreement, during a 30-day go-shop period beginning on February 25, 2019. After the expiration of the go-shop period, the Company and its representatives will be prohibited from initiating, soliciting, knowingly facilitating, encouraging or engaging in discussions or negotiations relating to any competing acquisition proposal, subject to certain limited exceptions. In addition, the Company and Purchaser have agreed to use their commercially reasonable best efforts to consummate the Asset Sale and other transactions contemplated by the Purchase Agreement. Subject to certain limitations, the Company and Purchaser have also agreed to indemnify the other party against certain losses, including losses arising out of breaches of representations, warranties and covenants set forth in the Purchase Agreement.

The Company and Purchaser anticipate closing the Asset Sale on or before June 30, 2019, subject to the timely receipt of regulatory approvals and the satisfaction or waiver of the closing conditions, including approval of the Purchase Agreement and the transactions contemplated therein by the stockholders of the Company.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does, and are also consistent with those ratios used across the insurance industry.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

The Company analyzes performance based on ratios common in the insurance industry such as loss ratio, expense ratio and combined ratio. The Company’s ratios are calculated as shown in the following table.

Ratio	Numerator	Divisor
Ceded ratio	Ceded premium earned minus ceded losses and loss adjustment expenses	Gross premium earned
Gross loss ratio	Gross losses and loss adjustment expenses	Gross premium earned
DPAC ratio	Amortization of deferred policy acquisition costs	Gross premium earned
G&A ratio	General and administrative expenses	Gross premium earned
Net loss ratio	Net losses and loss adjustment expenses	Net premium earned
Net expense ratio	Deferred policy acquisition costs plus general and administrative expenses	Net premium earned

The gross combined ratio is calculated as the sum of the ceded ratio, gross loss ratio, DPAC ratio, and G&A ratio. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana, Texas and Florida through its wholly-owned subsidiary Maison Insurance Company. The Company’s insurance offerings for customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “can,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “evaluate,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probable,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “view,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that the forward-looking statements in this press release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation: our limited operating history as a publicly traded company and status as an emerging growth company; our ability to obtain market share; our ability to access capital; changes in economic, business and industry conditions; legal, regulatory and tax developments; our ability to comply with regulations imposed by the states of Louisiana, Texas and Florida and the other states where we may do business in the future; the ability of our insurance subsidiary, Maison Insurance Company, to meet minimum capital and surplus requirements; our ability to participate in take-out programs; our ability to expand our business to other states; the level of demand for our coverage and the incidence of catastrophic events related to our coverage; our ability to compete with other insurance companies; inadequate loss and loss adjustment expense reserves; effects of emerging claim and coverage issues; the failure of third party adjusters to properly evaluate claims or the failure of our claims handling administrator to pay claims fairly; investment losses; climate change and increasing occurrences of weather-related events; increased litigation in the insurance industry; non-availability of reinsurance; our ability to recover amounts due from reinsurers; the accuracy of models used to predict future losses; failure of risk mitigation strategies and/or loss limitation methods; Maison Insurance Company’s failure to maintain certain rating levels; our ability to establish and maintain an effective system of internal controls; any potential conflicts of interest between us and our controlling stockholders; different interests of controlling stockholders; failure of our information technology systems, data breaches and cyber-attacks; the ability of our third-party policy administrator to properly handle our policy administration process; the requirements of being a public company; our ability to develop and implement new technologies; our ability to accurately price the risks that we underwrite; the amount of operating resources necessary to develop future new insurance policies; assumptions related to the rate at which our existing policies will renew; our status as an insurance holding company; the ability of our subsidiaries to pay dividends to us; our ability to attract and retain qualified personnel, including independent agents; the impact of tax reform; and risks or disruptions to our business as a result of the public announcement of the sale of substantially all of our assets (the “Asset Sale”); the occurrence of any event, change or other circumstance that could give rise to the termination of the Equity Purchase Agreement governing the terms of the Asset Sale; an inability to complete the Asset Sale due to a failure to obtain the approval of our stockholders or a failure of any condition to the closing of the Asset Sale to be satisfied or waived by the applicable party; the extent of, and the time necessary to obtain, the regulatory approvals required for the Asset Sale; our ability to spend or invest the net proceeds from the Asset Sale in a manner that yields a favorable return; our receipt of a competing acquisition proposal from a third party acquirer that constitutes a superior proposal under the Equity Purchase Agreement; potential conflicts of interest of certain of our executive officers in the Asset Sale; the outcome of any litigation we may become subject to relating to the Asset Sale; an increase in the amount of costs, fees and expenses and other charges related to the Equity Purchase Agreement or the Asset Sale; risks arising from the diversion of management’s attention from our ongoing business operations; a decline in the market price for our common shares if the Asset Sale is not completed; a lack of alternative potential transactions if the Asset Sale is not completed; volatility or decline of the shares of FedNat Holding Company common stock to be received by us as consideration in the Asset Sale or limitations on our ability to sell or otherwise dispose of such shares; risks of being a minority stockholder of FedNat Holding Company if the Asset Sale is completed; disruptions in our operations from the Asset Sale that prevent us from realizing intended benefits of the Asset Sale; risks associated with our inability to identify and realize business opportunities, and undertaking of any new such opportunities, following the Asset Sale; our inability to execute on our investment and investment management strategy; potential loss of value of investments; risk of becoming an investment company; risks of being unable to attract and retain qualified management and personnel to implement and execute on our growth strategy following completion of the Asset Sale; and risks of our inability to continue to satisfy the continued listing standards of the Nasdaq following completion of the Asset Sale.

Our expectations may not be realized. If one of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. You are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof and do not necessarily reflect our outlook at any other point time. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect new information, future events or developments.

Additional Information About the Asset Sale and Where to Find It

In connection with the Asset Sale, the Company intends to file with the Securities and Exchange Commission (“SEC”) and furnish to the Company’s stockholders a proxy statement, in both preliminary and definitive form, and other relevant documents pertaining to the Asset Sale. Stockholders of the Company are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the Asset Sale. Stockholders of the Company may obtain the proxy statement and other relevant documents filed with the SEC (once they are available) free of charge at the SEC’s website at www.sec.gov or by directing a request to 1347 Property Insurance Holdings, Inc., 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607, Attn: John S. Hill.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the Asset Sale. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the Asset Sale will be set forth in the proxy statement and the other relevant documents to be filed by the Company with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in subsequent Section 16 reports.

Additional Information

Additional information about 1347 Property Insurance Holdings, Inc., including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, can be found at the U.S. Securities and Exchange Commission’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:	-OR-	INVESTOR RELATIONS:

1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Jeremy Hellman, CFA
Chief Executive Officer		Senior Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9626 / jhellman@equityny.com

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

($ in thousands, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2018 (unaudited)	2017 (unaudited)	2018	2017
Revenue:
Net premiums earned	$14,956	$10,170	$54,357	$35,202
Net investment income	362	265	1,617	965
Other income	661	719	2,246	1,981
Total revenue	15,979	11,154	58,220	38,148

Expenses:
Net losses and loss adjustment expenses	7,639	2,091	27,413	15,900
Amortization of deferred policy acquisition costs	4,472	3,213	15,313	11,080
General and administrative expenses	3,558	2,769	13,563	9,304
Accretion of discount on Series B Preferred Shares	–	96	33	372
Loss on repurchase of Series B Preferred Shares and Performance Shares	–	–	1,612	–
Total expenses	15,669	8,169	57,934	36,656

Income before income tax expense	310	2,985	286	1,492
Income tax expense (benefit)	(522)	1,595	(518)	1,198
Net income	$832	$1,390	$804	$294

Net earnings (loss) per common share:
Basic and diluted	$0.08	$0.23	$(0.05)	$0.05

Weighted average common shares outstanding:
Basic	5,995,968	5,984,766	5,989,742	5,965,051
Diluted	6,265,434	6,004,784	6,180,296	5,970,096

Consolidated Statements of Comprehensive Income

Net income	$832	$1,390	$804	$294
Unrealized gains (losses) on investments available for sale, net of income taxes	483	(198)	(527)	(104)
Comprehensive income	$1,315	$1,192	$277	$190

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	December 31, 2018	December 31, 2017
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $77,366 and $51,503 respectively)	$76,310	$51,122
Equity investments, at fair value (cost of $3,130 and $2,582, respectively)	3,263	2,707
Short-term investments, at cost	474	417
Other investments	3,287	945
Total investments	83,334	55,191
Cash and cash equivalents	30,902	23,575
Deferred policy acquisition costs, net	9,111	6,785
Premiums receivable, net of allowance for credit losses of $50 and $33, respectively	7,720	10,831
Ceded unearned premiums	6,525	3,655
Reinsurance recoverable on paid losses	530	1,952
Reinsurance recoverable on loss and loss adjustment expense reserves	5,661	8,971
Funds deposited with reinsured companies	287	2,250
Current income taxes recoverable	1,119	64
Deferred tax asset, net	1,279	70
Property and equipment, net	315	205
Other assets	1,140	888
Total assets	$147,923	$114,437

LIABILITIES
Loss and loss adjustment expense reserves	$15,151	$13,488
Unearned premium reserves	51,907	39,523
Ceded reinsurance premiums payable	9,495	5,532
Agency commissions payable	802	695
Premiums collected in advance	1,840	1,078
Funds held under reinsurance treaties	162	206
Accrued premium taxes and assessments	3,059	2,689
Accounts payable and other accrued expenses	2,760	1,584
Series B Preferred Shares, $25.00 par value, zero and 120,000 shares issued and outstanding at December 31, 2018 and 2017, respectively	—	2,840
Total liabilities	85,176	67,635

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par value, 1,000,000 shares authorized; 700,000 and zero shares issued and outstanding as of December 31, 2018 and 2017, respectively	$17,500	$—
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,164,123 and 6,136,125 shares issued as of December 31, 2018 and 2017, respectively and; 6,012,764 and 5,984,766 shares outstanding as of December 31, 2018 and 2017, respectively	6	6
Additional paid-in capital	46,340	47,064
Retained earnings	639	910
Accumulated other comprehensive loss, net of tax	(729)	(169)
	63,756	47,811
Less: treasury stock at cost, 151,359 shares as of December 31, 2018 and 2017	(1,009)	(1,009)
Total shareholders’ equity	62,747	46,802
Total liabilities and shareholders’ equity	$147,923	$114,437